Exhibit 99.1
For Immediate Release
For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com
UNITED COMMUNITY BANKS, INC. ANNOUNCES
UPDATE ON CREDIT ENVIRONMENT AND 2007 EARNINGS
BLAIRSVILLE, GA, December 27, 2007 — United Community Banks, Inc. (NASDAQ: UCBI) today announced an updated outlook for credit and earnings for the fourth quarter of 2007. Continued deterioration in the housing and construction markets has placed negative pressure on certain of United’s key credit indicators, requiring an increase to the provision for loan losses — including a $3 million, or 4 cents per-share, special fraud-related provision for the Spruce Pine development — and a charge for other real estate expense. United now expects fourth quarter operating earnings per share of 12 to 14 cents and GAAP earnings per share of 8 to 10 cents, below previously issued guidance.
“Based on our extensive and regular review of loans, the fourth quarter will reflect a higher level of negative credit migration within our risk grades,” stated Jimmy Tallent, president and chief executive officer of United. “As we aggressively move problem loans and assets off our balance sheet, we expect a higher level of loan charge-offs than discussed in our third quarter conference call and a further write-down of other real estate assets. We anticipate fourth quarter loan charge-offs of approximately $13 million and write-downs of other real estate assets of $3 million. In addition, we charged-off $18 million of loans related to the Spruce Pine development in North Carolina. We made a special $15 million fraud related provision for loan losses in the second quarter of 2007 for the Spruce Pine loans and will provide an additional $3 million fraud-related provision in the fourth quarter. We expect the aggregate fourth quarter provision for loan losses to be $29.5 million.”

Tallent continued, “Again, we made the strategic decision to aggressively write-down problem loans and assets and to increase the provision for loan losses due to uncertainties in the residential housing and construction market — especially in the Atlanta region. We believe we are well positioned to cover problem loans in our portfolio as we continue working through this difficult credit cycle during 2008. We expect total non-performing assets at year-end, including $5 million for Spruce Pine, to be in the range of $50 million to $55 million.”
About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $8.2 billion and operates 27 community banks with 111 banking offices located throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company’s web site at www.ucbi.com.
Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 4 of United Community Banks, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.